Exhibit 23.1

Consent of Independent Auditors

The Partners
MSR I, LP and MSR II, LP

We consent to the incorporation by reference in the registration statement (Nos. 333-185945, 333-189001, 333-194113 and 333-212309) on Form S-8 of Altisource Residential Corporation of our report, dated December 14, 2016, with respect to the combined statement of revenues and certain operating expenses of MSR I, LP and MSR II, LP for the year ended December 31, 2015, which report appears in the Form 8-K/A of Altisource Residential Corporation, dated December 14, 2016.

/s/ KPMG LLP

Austin, Texas
December 14, 2016